Exhibit (a)(3)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Financial Investors Trust II.

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The Certificate of Trust of Financial Investors Trust II is hereby amended to reflect the change of name of the Trust to ALPS Series Trust.

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective June 1, 2012.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of on the 17th day of May, 2012.

By:	/s/ Jeremy O. May
Trustee

Name:	Jeremy O. May
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